AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 2005
REGISTRATION NO. _____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Diamond Powersports, Inc.
(Exact name of Registrant as specified in its charter)

Florida	65-0419601
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

5150 N. W. 109th Avenue, Sunrise, FL 33351 .
(Address of Principal Executive Offices, including ZIP Code)

2005 Non-Qualified Stock Compensation Plan
(Full title of the plan)

Kimler, Lewis S
6950 Cypress Road, Suite 209
Plantation, FL 33317
(Name and address of agent for service)

(954) 749-8606
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$.001 par value common stock	500,000	$.23(1)	$115,000	$14.57
$.001 par value common stock underlying stock options	500,000	$.23(2)	$115,000	$14.57

TOTALS	1,000,000	$230,000	$29.14

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC Bulletin Board as of November 29, 2005.

(2)
Includes 500,000 options to purchase common stock at prices to be determined by the Board of Directors on the date of granting. The registration fee calculation is made pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, on the basis set forth in footnote (1) above.

PROSPECTUS

Diamond Powersports, Inc.

1,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by Diamond Powersports, Inc., a Florida corporation (“DPWS”), of 1,000,000 shares of its $.001 par value per share common stock to certain employees, officers, directors, advisors, consultants and other persons associated with DPWS (the “consultants”) pursuant to consulting agreements and the 2005 Non-Qualified Stock Compensation Plan (the “Stock Plan”). Pursuant to the Stock Plan and the consulting agreements, in payment for services rendered, DPWS is registering hereunder, 500,000 shares of common stock and 500,000 options to purchase shares of common stock, and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, 1,000,000 shares of common stock.

The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are “affiliates” of DPWS within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Approximately 25% of the common stock and options for sale will be offered for sale to “affiliates” of DPWS. An affiliate is summarily, any director, executive officer or controlling shareholder of DPWS or any one of its subsidiaries. An “affiliate” of DPWS is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If a consultant who is not now an “affiliate” becomes an “affiliate” of DPWS in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol “DPWS”.

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is November 29, 2005

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by DPWS with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Diamond Powersports, Inc., 5150 N.W. 109th Ave. Sunrise, FL 33351. DPWS’s telephone number is (954) 749-8606.

DPWS is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by DPWS under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by DPWS. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of DPWS since the date hereof.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1. The Plan Information.

The Company

DPWS has its principal executive offices at 5150 N.W. 109th Ave., Sunrise, FL 33351. DPWS’s telephone number is (954) 749-8606.

Purpose

DPWS will issue common stock and award options to certain employees, officers, directors, consultants, advisors and other persons associated with DPWS pursuant to consulting agreements and the Stock Plan, which has been approved by the Board of Directors of DPWS. The agreements and the Stock Plan are intended to provide a method whereby DPWS may be stimulated by the personal involvement of such employees, officers, directors, consultants, advisors and other persons associated with DPWS in DPWS's future prosperity, thereby advancing the interests of DPWS and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Common Stock

The Board has authorized the issuance of up to 500,000 shares of the common stock and 500,000 options to purchase common stock to the certain employees, officers, directors and consultants upon effectiveness of this registration statement.

The Consultants

The consultants have agreed to provide their expertise and advice to DPWS for the purposes set forth in the consulting agreements.

No Restrictions on Transfer

Recipients of shares of common stock will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock. Recipients of options will become the record and beneficial owner of said options and have the right to exercise them at the granted price per share and receive the underlying shares of common stock.

Tax Treatment to the Recipients

The common stock and options are not qualified under Section 401(a) of the Internal Revenue Code. The employees, officers, directors and consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipients will receive compensation taxable at ordinary rates equal to the fair market value of the shares and the options on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the recipients receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The recipients are urged to consult each of their tax advisors on this matter. Further, if any recipient is an “affiliate,” Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by DPWS for federal income tax purposes in the taxable year of DPWS during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of DPWS acquires shares of common stock or options hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit,” as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to DPWS. Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act. DPWS has agreed that for the purpose of any “profit” computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Diamond Powersports, Inc., 5150 N.W. 109th Ave., Sunrise, FL 33317, where its telephone number is (954) 749-8606.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by Diamond Powersports, Inc., a Florida corporation (the "Company"), are incorporated herein by reference:

(a)  The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on April 18, 2005;

(b)  The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2004;

          (c)    A description of the Company's common stock as set forth in the Section entitled “Description of Securities” contained in its Registration Statement on Form SB-2, filed December 21, 1999 (File No. 333-93145), including any amendment or report filed for the purpose of updating such description; and

              (d)    All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The financial statements of DPWS are incorporated by reference in this prospectus as of and for the year ended December 31, 2004 and have been audited by Perrella & Associates, P. A., independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

The Law Offices of Harold H. Martin, P.A. has rendered an opinion on the validity of the securities being registered. Neither Mr. Martin nor The Law Offices of Harold H. Martin, P.A. is an affiliate of DPWS.

Item 6. Indemnification of Officers, Directors, Employees and Agents.

Under Florida law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. Those circumstances include that an officer, director, employee or agent may be indemnified if the person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A true and correct copy of Section 850 (1) of Chapter 607 of the Florida Statutes, that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

    Article IX of the Articles of Incorporation of Diamond Powersports, Inc. provides that the corporation shall indemnify its directors, officers, employees, and agents to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The effect of indemnification may be to limit the rights of DPWS and its stockholders (through stockholders’ derivative suits on behalf of Diamond Powersports, Inc.) to recover monetary damages and expenses against a director for breach of fiduciary duty.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.    Title

5.1	Legal opinion of Law Offices of Harold H. Martin, P.A.

10.2              2005 Non-Qualified Stock Compensation Plan

23.1              Consent of Law Offices of Harold H. Martin, P.A. (included in Exhibit 5.1)

23.2              Consent of Perrella & Associates, P.A.

99.1	Section 850(1) of Chapter 607 of the Florida Statutes addressing indemnification.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Sunrise, State of Florida, on November 29, 2005.

Diamond Powersports, Inc.
(Registrant)

/s/ Pierre Elliott
Pierre Elliott
President & Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Pierre Elliott Pierre Elliott	President, Chief Executive Officer and Director	November 29, 2005
/s/ Lisa Elliott Lisa Elliott	Chief Financial Officer and Director	November 29, 2005
/s/ David Lewis David Lewis	Director	November 29, 2005